Exhibit 10.15

TO Pharmaceuticals LLC

77 Water Street, Suite 821

New York, New York 10005

September 26, 2018

T.O. Global LLC

77 Water Street, Suite 821

New York, New York 10005

Re: Acknowledgement of $1,036,256.12 owed by TO Pharmaceuticals LLC, a Delaware limited liability company (“TOP”), to T.O. Global LLC, a New York limited liability company (the “Company”, together with TOP, each a “Party” and collectively known as the “Parties), pursuant to that certain Master Intercompany Services Agreement, dated as of January 1, 2018 (the “MICS Agreement”)

Gentlemen:

This letter agreement (this “Letter Agreement”) sets forth the agreement between the Parties with respect to certain matters set forth herein. In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.          Acknowledgment of Advancement. Each Party hereby acknowledges and agrees that as of the date hereof, TOP owes the Company an amount equal to $1,036,256.12 in connection with certain services performed and funding provided by the Company from time to time for the benefit of TOP and its subsidiaries (the “Debt”), pursuant to the terms and conditions of the MICS Agreement. A Statement (as defined in the MICS Agreement) is attached hereto as Exhibit A. The Parties hereby acknowledge and agree that the delivery of such Statement shall be sufficient to satisfy the terms and conditions of Section 3 of the MICS Agreement.

2.         Conversion of Debt. The Parties hereby acknowledge and agree that, at the sole option of the Company, the Debt may be converted into Class A Units of TOP (“Conversion Units”), in an amount equal to up to six percent (6%) of the aggregate issued and outstanding membership interests of TOP, at a rate of 0.05790074% per $10,000 of Debt so converted, such amount to be calculated on a fully diluted basis as of the date of conversion.

3.         Issuance of Conversion Units. As promptly as practicable after the conversion of the Debt, each of TOP and the Company shall execute a joinder to the Amended and Restated Operating Agreement of TOP, substantially in the form attached hereto as Exhibit B (the “Operating Agreement”). Upon TOP’s receipt of the executed joinder to the Operating Agreement, the Company shall be bound by, and subject to, all of the terms and provisions of the Operating Agreement.

4.         Consent and Other Instruments. Each Party hereby represents and warrants that such Party irrevocably and unconditionally (a) consents to the transactions referred to herein, and (b) shall, without further consideration, execute and deliver to the other such other instruments as may be necessary and shall take such corporate or other action as the other may reasonably request to carry out the transactions referred to hereinabove and contemplated herein and otherwise effectuate the terms and provisions of this Agreement.

5.       Binding. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No assignment shall relieve the assigning party of any of its obligations hereunder.

Please confirm your agreement with the foregoing by executing below.

Very truly yours,

TO PHARMACEUTICALS LLC

By:	/s/ Bernard sucher
Name: Bernard sucher
Title: Manager

Acknowledged and agreed to by:

T.O. GLOBAL LLC

By:	/s/ Bernard sucher
Name: Bernard sucher
Title: Chief Executive

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